Exhibit 10.14

First Amendment to Neff Holdings LLC June 1, 2014 Sale Transaction Bonus Plan

Reference is made to the Sale Transaction Bonus Plan, Amended and Restated Effective as of June 1, 2014 (the “Plan”) established by Neff Holdings LLC (the “Company”).  Capitalized terms not defined herein shall have the meanings set forth for such terms in the Plan.  By this First Amendment to Neff Holdings LLC June 1, 2014 Sale Transaction Bonus Plan (this “Amendment”), the Board wishes to amend the Plan in accordance with Section 9(j) thereof in order to clarify the definition of “Sale Transaction” as such term is used therein.  Accordingly, the Plan is hereby amended as follows:

The definition of “Sale Transaction” is hereby amended by deleting it in its entirety and replacing it with the following:

“Sale Transaction” shall mean the bona fide sale or transfer, in one transaction or a series of related transactions, of (x) all or substantially all of the consolidated assets of the Company Group or (y) at least a majority of the then-issued and outstanding Class A Units of the Company to (in either case) any person or group of related persons (other than a member or an affiliate of a member of the Company Group), provided, however, that a Sale Transaction shall not include a dividend or other distribution of cash or other assets of the Company to its members made with the proceeds of borrowed money, regardless of whether the borrowing incurred to finance such dividend or distribution was incurred prior to or after such dividend or distribution.  In addition, a “Sale Transaction” shall include an underwritten public offering by the Company, any successor thereto, or any holding company or other new company formed by the Company for the purpose of owning an equity interest in the Company (an “Up-C Member”) pursuant to an effective registration statement covering a sale of equity to the public that (a) results in equity securities of the Company, the Up-C Member, or any corporate successor to the Company (including any successor by conversion to a subchapter C corporation, merger or consolidation into a corporation, recapitalization or reorganization, sale of securities or otherwise) being listed on an SEC-registered national securities exchange, and (b) involves gross cash proceeds from the sale of such equity securities of at least $175 million that are applied toward the payment of liabilities of the Company Group or otherwise distributed to the members of the Company; if a Sale Transaction as described in this sentence occurs all references in the Plan to the “consummation” or “closing” of the Sale Transaction, or like terms, shall be deemed to refer to the listing date of such equity securities on a covered exchange.

This Amendment shall become effective as of November 7, 2014.  Except as expressly provided herein, this Amendment shall not, by implication or otherwise, alter, modify, amend or in any way affect any of the terms or other provisions contained in the Plan or any Award Agreement issued in connection therewith, all of which are ratified and confirmed in all respects by the parties and shall continue in full force and effect.  Each reference to the Plan hereafter made in any document, agreement, instrument, notice or communication shall mean and be a reference to the Plan as amended hereby.